Exhibit 99.2

WEST PHARMACEUTICAL SERVICES REFINANCES REVOLVING CREDIT FACILITY

LIONVILLE, PA, May 28, 2004- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that it has completed the refinancing of a $125 million revolving credit facility with a consortium of banks. Proceeds from the new facility will be used to refinance outstanding debt under the previous facility, which was $49.4 million at March 31, 2004, and to provide the Company with additional financial liquidity. The new facility matures in January 2009 and replaces a combination of short and long-term revolving credit facilities, which in the absence of an extension of the short-term facility, would have matured in July 2004 and July 2005, respectively.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. (NYSE: WST) is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced drug formulation technologies for the nasal and targeted oral delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com or www.westdrugdelivery.com.